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                                                                      EXHIBIT 23


                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Cerner Corporation:


We consent to incorporation by reference in the registration statements (No. 333-77029, No. 333-75308, No. 333-70170, No. 33-56868, No. 33-55082, No.
33-41580, No. 33-39777, No. 33-39776, No. 33-20155, and No. 33-15156) on Form
S-8 of Cerner Corporation of our report, dated May 31, 2002, relating to the statements of net assets available for participants of the Cerner Corporation Foundations Retirement Plan as of December 31, 2001 and 2000, and the related statements of changes in net assets available for participants for the years then ended, and the related supplemental schedules of assets held for investment purposes and reportable transactions, which report is included herein.







Kansas City, Missouri
June 28, 2002






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